INDEPENDENT SALVAGER AGREEMENT

THIS AGREEMENT (the “Agreement”) made this 18th day of July 2017, by and between SWORDFISH PARTNERS, a Florida joint venture (“Swordfish or “Swordfish Partners”) with offices at 15500 Roosevelt Boulevard - Suite 303, Clearwater, Florida 33760, and BLUEWATER VENTURES INTERNATIONAL, INC. (“BlueWater”), a Nevada corporation, with offices at 3236 Highway 17 – Suite 4, Green Cove Springs Florida 32043.

Predicate Understanding

A. Swordfish Partners is a joint venture comprised of EXPL Swordfish, LLC, a Florida limited liability company (“EXPLS”) and Deep Blue Exploration, LLC, a Tennessee limited liability company (“Deep Blue”).  EXPLS, LLC is a wholly owned LLC of Endurance Exploration Group, Inc, a Nevada corporation, (“Endurance”). Swordfish Partners owns the salvage rights of the Unknown, Abandoned and Sunken Steamship, her tackle, appurtenances, armament, and cargo, including the Paddle Wheel Steamship Pulaski (collectively referred to as “the Shipwreck”) as recognized by the United States District Court, Middle District of Florida, in Tampa, Florida, which arrested the Shipwreck and appointed Swordfish Partners as the Substitute Custodian of the Shipwreck. The area (the “Shipwreck Area”) is shown in composite Exhibit X attached hereto.  The parties of Swordfish Partners, EXPLS and Deep Blue, have agreed that they will divide the profits (whether in cash or in kind) from their venture evenly between them after a two hundred percent (200%) reimbursement of expenses.

B.  Endurance, EXPLS, and Deep Blue are competent, experienced, skilled, and law abiding shipwreck salvors.  EXPLS and Deep Blue serve as Managing Directors of Swordfish Partners and either party has the authority to enter into this Agreement in the name of Swordfish Partners.  Swordfish desires to complete the salvage of the significant objects that lie within the Shipwreck Area during 2017, if possible, and is confident that, with BlueWater’s assistance, Swordfish may be able to accomplish this goal.

C.

BlueWater is a competent, experienced, skilled and law abiding shipwreck salvor that desires to assist in the salvaging the Shipwreck, without intruding on Swordfish’s duties and authority as the Substitute Custodian; and, because BlueWater will share the agreed cost of salvaging the Shipwreck Area, BlueWater will have exclusive rights to salvage as set forth below and share one half of EXPLS’s reimbursed costs and one half of EXPLS’s one half (25%) of all salvaged objects recovered from the Shipwreck Area, as well as, successor in interest rights to adjudicated title to Swordfish by the Tampa District Court, or as salvage awards to Swordfish from claimants whose claims against an object are sustained by the Court and paid to Swordfish.

IN CONSIDERATION of the mutual promises contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Engagement of BlueWater.  Swordfish hereby engages BlueWater as the exclusive independent contractor to salvage the Shipwreck in the Shipwreck Area as stated Exhibit X and BlueWater will use its best effort in performing its salvage efforts. Blue Water ships, equipment and crew are the only ones anticipated to be needed to make the recovery.  No other companies, ships, equipment or crew shall be used in salvage operations without the expressed written permission of Blue Water.  Endurance, EXPLS or Deep Blue may put ships/boats on site to observe at their own expense.

2.

Working Protocol.  The parties shall mutually agree upon the scope of work, operating schedule, ships deployed, equipment utilized and personnel required, as well as, estimated costs, in the form of an operational budget, prior to commencement of operations.  After an initial agreed schedule of operations has been completed on site, the parties shall work toward a mutual agreement to continue or end salvage work on the site.

3.

Publicly Traded Companies.  The parties understand that both Endurance, as owner of EXPLS, and BlueWater are publicly traded companies.  As such, this Agreement, once executed, may be considered material in nature and, upon advice of legal securities counsel, may require public disclosure that complies with all securities laws.  The parties, with the help of said counsel, shall work toward and agree upon text and methods of said disclosure including, but not limited to, a press release.  This paragraph shall also represent a continuing obligation upon the parties to disclosure material events that occur during salvage operations and an obligation to agree to those disclosures with respect to their methods and content.

4.

Termination.  Either party may terminate this Agreement for cause prior to recovering all of the objects, as described in paragraph 1 above, upon written notice to the other party by hand delivery or a nationally recognized overnight courier.  The effective date of termination of this Agreement shall be from the date that notice of termination has been delivered to the offices of the party being terminated, or such other date mutually agreed by the parties, in the event the cause for termination is not cured.  “Cause” means: (i) any material breach of this Agreement which is not cured within ten (10) days of written notice from the non-breaching party; (ii) any representation or warranty under this Agreement which is false; (iii) filing bankruptcy; (iv) an adjudication of bankruptcy or insolvency; or, (v) a breach of trust.  If terminated for cause, each party shall retain their respective rights to their share of treasure recovered prior to termination of this Agreement.  Notwithstanding the above, this agreement, unless extended by mutual written agreement of the parties, shall terminate one year from the date first written above.

5.

Division of Recoveries.  After settlement of all adjudicated claims of other third-parties (including governmental) and distribution to Deep Blue, EXPLS agrees to convey to BlueWater, 50% of EXPLS distributed value (whether in cash or in kind in the form of artifacts and treasure) from all recoveries by BlueWater from the Shipwreck and wrecked vessels in the Shipwreck Area shown on Exhibit X, during the course of this Agreement and all extensions granted by Swordfish Partners during the term of this Agreement.  Division of the recoveries will occur promptly after adjudication of title by the Tampa District Court sitting in admiralty.  In the event that an artifact is indivisible, either party may buy the object from the other party for the other party’s percentage of ownership of the value affixed by the Division Committee.   Should both parties hereto wish to purchase an indivisible artifact, the competing rights to purchase shall be settled by a coin toss; and, if there are two indivisible artifacts, the loser of the coin toss shall have the right to purchase the second artifact.  The coin toss method shall settle the rights to purchase the next two or three artifacts and so on for the fourth and fifth, etc.  Both parties will have the right to market an indivisible artifact, but the selling party maintains insurance to cover the value assigned to the artifact.  After division and adjudication of title, either party may sell its share of treasure recovered under this salvage agreement.  BlueWater acknowledges that, in all events, Deep Blue Exploration will have the first right to purchase an indivisible artifact at fair market value. After said acquisition by Deep Blue, BlueWater and EXPLS will settle the next indivisible artifact acquisition by coin toss as described above.

6.

Finds Outside the Salvage Area.  In the event that additional artifacts or any new wreck previously unknown to Swordfish Partners are located by BlueWater anywhere outside the Shipwreck Area while working under this Agreement, BlueWater shall notify Swordfish Partners through EXPLS so that Swordfish Partners may extend its admiralty claim to include that area, and Swordfish Partners shall have the right to apply for a new admiralty claim on such new wreck; and, in such case, EXPLS will make its best effort to obtain Swordfish Partners’ approval for BlueWater to enter a supplemental salvage agreement in substantially the form as this Agreement with respect to any such new wreck site located by BlueWater under the same terms and conditions as this Agreement.

7.

Daily Dive Field Notes.  BlueWater agrees that all artifacts salvaged by BlueWater hereunder are to be delivered within one day of returning to port to Micah Eldred or other agent of Swordfish Partners designated by EXPLS or at such other mutually agreeable deadlines and locations as the parties may determine hereafter, along with copies of their Daily Dive Field Notes, disclosing a complete list of all items recovered, reflecting the name of the vessel, all persons aboard, the location where the items are recovered, latitude and longitude, using DGPS, of all anomalies, description of objects found, empty holes where nothing is found, the time of departure, and return.  BlueWater agrees that if nothing is located, they are still required to submit copies of their Daily Field Notes to Swordfish.

8.

Recovery Expenses.  BlueWater shall furnish the agreed ships, equipment and personnel and all of the associated costs as estimated by the agreed budget shall be shared equally between EXPLS and BlueWater.  However, the owners of any vessel used are responsible for their expenses such as insurance, engine repair or replacement, injury to the propeller, overhauling, repairing the hull, fixing wiring issues, repairing electronic equipment problems and such other items.  When the last trip to the Shipwreck Area reaches port pursuant to this Agreement and within two weeks thereof, a reconciliation of all expenses paid by each party shall occur. Final adjustments and payments from one party to another to realize the intent of this Agreement for a division of all said costs shall occur within another two weeks from said final reconciliation.

9.

Blue Water Personnel. BlueWater agrees to furnish EXPLS with a resume of each and every person working on BlueWater’s vessels, including the person’s home address or permanent address, telephone number, social security number and a clear copy of a state issued photo identification document (such as a driver’s license), prior to that person joining the vessel’s crew. EXPLS vessels and personnel may only be used based upon agreement of both parties.  Both parties agree to make best efforts during the term of this Agreement to salvage the site.

10.

  Court and Custodian Expenses.  Swordfish Partners shall pay all “in rem” admiralty legal expenses, and all preservation, conservation and custodial expenses as set forth in the following paragraph 11 but they will be reimbursed from the firsts funds realized after adjudication of title to the recoveries; also, should any person file a claim, the legal fees and costs of litigating any claims, including negotiation and settlement, will be reimbursed to Swordfish.

11.

Substitute Custodianship.  BlueWater acknowledges that Swordfish Partners has been appointed Substitute Custodian of the treasures from the shipwrecks in Swordfish Partners’ Shipwreck Area admiral claim by Tampa District Court as is required to safeguard any and all artifacts and other items, whether recovered or remaining on the bottom of the ocean.  Removal of any treasure or artifacts from the shipwrecks in Swordfish Partners’ Shipwreck Area under Swordfish Partners’ admiralty claim and the jurisdiction of Tampa District Court may, at least, constitute contempt of court; and, EXPLS and BlueWater together, or separately, agree violators will be prosecuted to the fullest extent of the law.  If an individual working under the direction or control of the BlueWater is convicted in a United States Court of Law of wrongful removal or retention of any treasure or artifacts from the shipwrecks in Swordfish Partners’ Shipwreck Area, BlueWater will forfeit its share of the salvaged treasure that was wrongfully removed or retained by such individual.  BlueWater understands and agrees that it is BlueWater’s responsibility to ensure that the crew of BlueWater’s vessels adheres to the provisions of this paragraph 11 and to promptly report any violation to EXPLS.  All artifacts and other objects, including but not limited to gold, silver and jewelry, shall be turned over to Micah Eldred, or another agent of Swordfish Partners designated by Micah Eldred, within one full banking day of BlueWater’s vessel return to port or as otherwise agreed to by the parties.  Afterward, EXPLS, as Substitute Custodian’s Managing Director, will pay for all expenses of safekeeping, cataloging, conservation, preservation if needed and division of the recoveries by EXPLS and BlueWater.  The Substitute Custodian costs will be reimbursed prior to, or at, the division.

12.

Trust but Verify.  BlueWater agrees that EXPLS may have an agent of EXPLS’s choosing aboard BlueWater’s vessels at all times.  EXPLS’s agent(s) shall follow the rules of the BlueWater Rose, and comply with the instructions of the captain of the BlueWater Rose, with respect to ship’s operations and safety.  Likewise, and in the event BlueWater approves the use of and EXPLS ship on side, EXPLS agrees that BlueWater may have an agent of BlueWater’s choosing aboard any of EXPLS’s vessels that the parties agree to use, at all times.  BlueWater’s agent(s) shall follow the rules of the EXPLS, and comply with the instructions of the captain of said vessel with respect to ship’s operations and safety.

13.

Medial Rights.  “Media Rights” shall mean right, title or interest in any print, video, film, internet, publishing or any other media related to operations conducted under this Agreement, and any royalties and revenue therefrom. With respect to Media Rights the parties agree:

a.

EXPLS and BlueWater agree licensing, sale or other commercial exploitation of video or film for the purpose of documentaries, TV specials or motion picture media rights belongs to Swordfish Partners alone.  EXPLS will, during the term of this Agreement, and extensions, use its best effort to ensure that Swordfish Partners’ promotional media shall acknowledge BlueWater.  Other Media Rights, including Internet and print related to operations conducted under this Agreement shall be the separate property of the party creating it.

b.

EXPLS and BlueWater acknowledge and agree that Swordfish Partner’s Media Rights as stated in paragraph 13(a) above may: (i) facilitate fundraising for operations under this Agreement; (ii) promote authentication, marketing and sale of treasure recovered from operations under this Agreement; and (iii) have the potential for commercial exploitation and sale by either Swordfish or BlueWater independently of operations under this Agreement. Each party retains the right to review and approve in advance any use by the other party of their name, logo and any communication or statement regarding their operations and activities; and, such approval shall not be unreasonably withheld.

c.

The separate Media Rights of EXPLS and BlueWater existing prior to the effective date of this Agreement, or which arise hereafter, which are not attributable to operations conducted under this Agreement, shall be and remain the respective separate property of EXPLS and BlueWater.

d.

Each party retains as their separate property all right, title and interest in any print or internet Media Rights related to operations conducted under this Agreement, which has been created by the party or its assigns.

e.

In the event EXPLS and BlueWater decide to jointly undertake the production or creation of media related to operations conducted under this Agreement, their respective duties and obligations, and their respective rights, title and interest in Media Rights jointly produced or created hereafter, shall be determined and set forth in a subsequent written agreement.

f.  Net profits from all Media Rights shall be distributed to the parties on the same basis as outlined above.

14.  Insurance and Indemnity. Each party agrees to hold the other party harmless against all claims of injury, death, debts and liabilities incurred in the course of any performance under this Agreement.  Each party will maintain adequate insurance for claims of death or injury of their employees or third parties.  Neither Swordfish Partners nor EXPLS has the right or duty to hire, direct, supervise or manage BlueWater’s crew.

15.  Restraint on Lawsuits and Other Claims.  Subject to the provisions of paragraph 6 above, BlueWater agrees not to file for salvage rights or the American law of finds in any United States District Court or with any other legal forum within or without of the United States against any shipwreck in the Shipwreck Area during the next ten years.  Further, no lien can be created without court permission because subject ship is under arrest.1

16.   No Partnership, Etc.  BlueWater is an independent contractor acting as an independent party and is not an officer, employee, partner or authorized agent of Swordfish Partners nor EXPLS and is not authorized to represent or act on behalf of either Swordfish Partners or EXPLS.  Swordfish is not an officer, employee, partner or authorized agent of BlueWater and is not authorized to represent or act on behalf of BlueWater.

1  Oil Shipping (Bunkering) B.V. v. Sonmez Denizcilik Ve Ticaret A.S., 10 F.3d 176, 181 (3rd Cir. 1993).

17.     Compliance with Maritime Law.  BlueWater agrees to fully comply with all admiralty and maritime laws, rules and regulations of the United States such as to not entering into a sunken military vessel of any nation without the written approval of the proper governmental agency.

18.   Division Timing.  Division of the treasure will be as soon as possible after permission by the Tampa District Court is given.  A Division Committee made up of one officer of EXPLS and one officer of BlueWater or a nominee named by each party and, finally, a nominee agreed by the two nominees, who will serve as the chairman or chairwoman as the case may be.  The Division Committee will devise an equitable method and time schedule for the division, distribution and sale of the valuable items recovered in the Shipwreck Area, or nearby as contemplated in paragraph 6.

19.   Construction of Agreement.  The parties hereto agree that in construing the terms of this Agreement, it shall be construed as if prepared by an independent third party.  This Agreement cannot be assigned by BlueWater without written approval of Swordfish which is at Swordfish’s sole discretion.

20.   Arbitration Clause.  Pursuant to the law of the State of Florida, the parties agree to arbitrate any disputes arising under this agreement.  The arbitration will be conducted under the rules of the American Arbitration Association and shall be held at Orlando, Florida, or such other place as the parties may agree.

21.   Miscellaneous.  This Agreement embodies the entire agreement between the parties and no modification shall be effective unless it is in writing and signed by each party.  No waiver of any covenant or condition of this Agreement by either party shall be deemed to imply or constitute a further waiver of the same or any other covenant or condition of this Agreement.  The paragraph headings and titles are not a part of this Agreement and shall have no effect upon the construction or interpretation of any part hereof.  A determination by a court, governmental body or other competent authority that any provision of this Agreement, or any amendment hereof, is unenforceable or invalid in any instance, shall not affect the validity or enforceability of any other provision.  In the event that the parties enter into arbitration or litigation to enforce their respective rights under this Agreement, the prevailing party shall be entitled to receive its attorney fees and costs, whether suit is brought or not, including those for any appeal.  This Agreement shall be construed under federal admiralty and maritime law (and Florida law if federal law does not address a contested matter at issue) and all of the provisions herein shall inure to the benefit and be binding upon the legal representatives, successors and permitted assigns of the parties hereto.

Signatures on the following page

IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed this instrument in duplicate on the day and year first above written.

SWORDFISH PARTNERS

BLUE WATER VENTURES

By: EXPL Swordfish, LLC, the

INTERNATIONAL, INC.

Manager of Swordfish Partners

 By: /s/ Micah Eldred

By:  /s/ W. Keith Webb

      Micah Eldred, Manager

       W. Keith Webb, CEO

      EXPL Swordfish, LLC